EXHIBIT 30


                                FREE TRANSLATION
                                ----------------

                              STOCK SALES AGREEMENT

                                     BETWEEN

                              REDES OPTICAS, S.A.,
                              LOS PEUMOS S.A., AND
                            INMOBILIARIA CHARMAT S.A.

In Santiago, Republic of Chile, on April 28, 2004, appear:

On the one part, GERARDO VARELA ALFONSO, Chilean, married, attorney, national identity card number 6.356.972-0, and MATIAS DE MARCHENA VICUNA, Chilean, married, attorney, national identity card number 9.979.914-5, both in representation of the corporation REDES OPTICAS S.A., an investment corporation, Unique Tax Payer Number 96.978.570-6, all domiciled for these purposes in Avenida Andres Bello No. 2711, Floor 19, Las Condes, Santiago, hereinafter referred to as "Redes;"

FRANCISCO IBANEZ WALKER, Chilean, married, attorney, national identity card number 6.376.278-4 and JUAN EDUARDO IBANEZ WALKER, Chilean, married, attorney, of the city of Santiago, national identity card number 6.062.416-K, both in representation of LOS PEUMOS S.A., an investment corporation, Unique Tax Payer Number, hereinafter, "Los Peumos," all domiciled in the street Rinconada El Salto No. 100, Huechuraba, of the city of Santiago.

EUGENIO DIAZ CANDIA, Chilean, married, commercial engineer, national identity card number 5.636.890-3, in representation of both, as will be accredited, of INMOBILIARIA CHARMAT S.A., a financial consulting corporation, Unique Tax Payer Number 96.660.880-3, both domiciled in Avenida Isidora Goyenechea No. 3.250, Office 502, Las Condes, Santiago, hereinafter, "Charmat,"

EUGENIO DIAZ CANDIA, already individualized, and Mr. PEDRO LUCIANO MAGNET FERRERO, Chilean, married, commercial engineer, national identity card number 5.813.546-1, both in representation, as will be accredited, of BANMERCHANT S.A., a financial consulting corporation, Unique Tax Payer Number 96.696.590-8, all domiciled in Avenida Goyenechea No. 3.250, Office 502, Las Condes, Santiago, hereinafter, "Banmerchant,"

Those appearing being of legal age, who accredit their identities with the mentioned national identity cards and declare:


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FIRST:
------

In accordance with Clause 4.3 of the Extrajudicial Transaction Contract between Inversiones y Servicios S.R.P. Limitada y Otros and Inversiones y Servicios El Huapi Limitada y Otros, subscribed to through private instrument of October 12, 2001 before the Notary of Santiago of Mr. Raul Undurraga Laso (the "Transaction"), Redes Opticas S.A. granted to Los Peumos S.A. a Purchase Option to acquire shares of Chilesat Corp. S.A. (previously Telex Chile S.A.)--hereinafter, the Purchase Option--for a number of shares equivalent at that date to 8% of the total shares issued, subscribed and fully paid of Chilesat Corp. S.A., shares which on this day equal 37,528,468 shares--hereinafter, the "ADDITIONAL PACKAGE."

In compliance with the terms of Clause 4.3 of the Transaction and with the purpose of empowering Los Peumos with a mechanism to facilitate and guarantee the exercise of the Purchase Option, it was agreed that the corporation Redes Opticas S.A., in its capacity as a member company of the SC Group, as that term is defined in the Mandate, and as proprietor of the shares of Chilesat Corp. S.A. would deliver into the custody of Banmerchant S.A. the title of said shares and it would confer, jointly with Los Peumos S.A., a mandate of sale with respect to the same and other instructions. On July 1, 2002, public deed Repertorio No. 4130-2002 was executed in the Notary of Santiago of Ms. Antonieta Mendoza Escalas, by virtue of which Redes and Los Peumos S.A executed said mandate of sale and other instructions, here referred to as the "Mandate," to Banmerchant, in conformity with the terms there indicated.

Pursuant to the terms of said Mandate, Redes delivered into the custody of Banmerchant--hereinafter, the Custodian or Banmerchant, indistinctly--a total of 375,284,681 series A shares of the open corporation Chilesat Corp. S.A.

Later, by public deed on September 5, 2002, Repertorio No. 4460/2002, executed in the Notary of Santiago of Mr. Eduardo Avello Concha for Banmerchant, Redes and Los Peumos S.A. it was agreed to leave evidence of the agreement of the Extraordinary Shareholders Meeting of Chilesat Corp. S.A. to reduce by 10 times the number of shares in which its share capital was divided, without affecting the latter. Consequently, and in compliance with the obligation established in Clause 4.3 of the Mandate, Redes substituted the certificate of shares in the custody of Banmerchant for the new title of shares No. 7.937, representative of a total of 37,528,468 shares of a sole series of Chilesat Corp. S.A. As of this date, said shares of the Additional Package represent 7.99% of the shares of Chilesat Corp. S.A. and are part of the 401,254,848 shares issued by this latter company owned by Redes and its affiliate Redes Opticas (Cayman) Corp., representative of 85.43% of the shares of Chilesat Corp. S.A.

Later, Los Peumos S.A. transferred 5% of its rights over the Additional Package to Charmat, in conformity with the public deed of November 12, 2002 executed in the Notary of Santiago of Mr. Gonzalo Cuadra Fabres. By public deed on November 20, 2002, executed in the Notary of Santiago of Mr. Patricio Raby Benavente, Los Peumos S.A. assigned the remainder of its rights over the Additional Package to Inversiones y Asesorias Vamjer Limitada and to Asesorias en Inversiones Santa Teresa Limitada. On the date of March 10, 2004, Inversiones y Asesorias Vamjer Limitada and Asesorias e Inversiones Santa Teresa Limitada assigned to Los Peumos S.A. all of their rights and obligations relative to this Additional Package.


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In accordance with the above description, Los Peumos is owner of 95% of the rights of the option corresponding to 35,652,045 shares of Chilesat Corp. S.A., and Charmat is the owner of 5% of such rights, corresponding to 1,876,423 shares of Chilesat Corp. S.A., all of them of the Additional Package.

SECOND:
-------

In accordance with Clause 4.3.8 of the Transaction, and according to the terms of the third clause of the Mandate, so long as the purchase option of the shares of the Additional Package has not been exercised, the SC Group, as defined in the Mandate, will be able to sell the shares of the Additional Package, a sale which also shall be made through Banmerchant as intermediary and, in any case, paying to Los Peumos the economic benefits specified in Annex 5.2.9 incorporated into the Mandate. In conformity with such Mandate, Banmerchant shall effect the sale, proceed to collect and receive the sale price of the shares of the Additional Package, and retain in its power all the difference which is produced between the sale price of the shares of the Additional Package and the price indicated for the period corresponding to said sale in Annex 5.2.9 of the Mandate. The difference determined as such shall be delivered by the Custodian to Los Peumos, at the latest, on the following business day after the day in which the Custodian receives the payment of the sale price of the shares.

THIRD:
------

Redes Opticas S.A. and Redes Opticas (Cayman) Corp. declare that they have agreed with Telmex Chile Holding S.A., to enter into a purchase and sale agreement for 40% of the shares of Chilesat Corp. owned by them--hereinafter, the Stock Purchase--it being the intention of Redes Opticas S.A. to include the Additional Package as part of said purchase and sale. Furthermore, they have agreed that Telmex Chile Holding S.A. will launch a public tender offer for shares to acquire 100% of the shares of Chilesat Corp. S.A. which are not of its property--hereinafter, the PTO--and that Redes Opticas S.A. will sell in said PTO the remaining 45.43% of its shares of Chilesat Corp. S.A. Therefore, as a result of both legal acts, Redes Opticas S.A. and Redes Opticas (Cayman) Corp. will sell the totality of their shares of Chilesat Corp. S.A., amounting to 85.43% of said company to Telmex Chile Holding S.A.

A copy of the Stock Purchase and the Promise of the Tender Public Offer of Shares contracts are attached to the present instrument as Annex No. 1 of the same, which, signed by the parties, forms an integral part of it for all legal effects.

FOURTH:
-------

In accordance with the terms of the Stock Purchase and in the Contract for the Promies of a Public Tender Offer of Shares, in the event that the PTO is successful, Redes and its affiliate Redes Opticas (Cayman) Corp. will have sold 85.43% of the shares issued by Chilesat Corp. S.A. By the present act, Redes and its affiliate Redes Opticas (Cayman) Corp. become obligated to sell the totality of the shares they own in Chilesat Corp. S.A., in the PTO already referred to.


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FIFTH:
------

5.1 Los Peumos, Charmat and Redes recognize that the shares of the Additional Package are registered in the name of Redes, and that the latter may dispose of them as has been indicated previously in conformity with the terms of the Transaction and the Mandate.

       In accordance with the terms of the third clause above, it is the intention of Redes to sell the totality of the shares of the Additional Package as part of the shares to be transferred to Telmex Chile Holding S.A. For their part, Los Peumos and Charmat are in agreement to effect said sale, subject to the terms and conditions which are contained in the present Agreement.

5.2 In accordance with the terms of this agreement and in accordance with the terms of the Mandate, Los Peumos, Charmat and Redes through this act instruct Banmerchant, in its capacity as agent, to participate in the sale of the Additional Package in the Stock Purchase, strictly under the terms of the present instrument and the terms stipulated in the Mandate, and to concur, thus, to the subscription of the Contract of Deposit and Mandate between Redes Opticas S.A., Telmex Chile Holding S.A. and Deutsche Bank Chile.

5.3 Los Peumos and Charmat accept that the shares of the Additional Package, together with the totality of the rest of the shares owned by Redes and its affiliate Redes Opticas (Cayman) Corp., share the costs of the sale of said shares which are specifically mentioned below, pro rata to the total shares shares of those two latter parties in Chilesat Corp. S.A., that is 7.99/85.43 of said expenses. In addition, with respect to the limit of the maximum amounts of expenses which are indicated in the present Agreement, the Parties agree that in no case will the expenses of the sale borne by Los Peumos and Charmat as beneficiaries of the Additional Package, be proportionally higher than those borne by Redes and its affiliate Redes Opticas (Cayman) Corp.

5.4 The expenses of the sale which will be borne by the shares of the Additional Package will be the following:

       (i) The total fee which will be paid together to Santander Investment Chile Ltda. and Cicerone Capital LLC as a commission for their role as intermediaries in the stock purchase and which amounts to 1.57% of the price of each share. Thus, the proportion of 7.99/85.43 of the expenses relating to the fees of Santander Investment Chile Ltda. and Cicerone Capital LLC should be discounted from the price for the shares of the Additional Package, for a total figure of US$0.003928 per share.

       (ii) The amounts which correspond to be paid to the selling party of the shares (Redes) in accordance with the terms of Clause 7.2 of the Stock Purchase Contract. In any case, in accordance with the provisions set forth above, the pro rata of expenses borne by Los Peumos and Charmat in no event will be greater than 7.99/85.43 of said expenses.


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5.5    Los Peumos and Charmat, for the exclusive purpose of the preceeding paragraph, agree to the following withholding set forth in the Stock Purchase Contract:

       (i) A withholding of the total amount of the price of the Stock Purchase of 40% of the shares of Chilesat Corp., in accordance with the terms of the Third Clause of the Stock Purchase.

              Of the total amount of the price withheld, subject to the result of the PTO, the sum of US$ 7,696,867 will be released to Banmerchant, corresponding to the shares of the Additional Package, once the success of said operation is declared. Of said released amount, Banmerchant will pay: (i) the expenses of the operation which amount to US$ 0.003928 per share; (ii) to Redes the amount of US$ 6,696,896 which corresponds to the price of the option in conformity with the terms of Annex 5.2.9 of the Mandate;
              (iii) to Los Peumos the amount of US$ 809,945 which corresponds to a total of 95% of the economic benefit which pertains to them for the sale of the Additional Package in conformity with the terms of Annex 5.2.9 of the Mandate; and (iv) to Charmat in its capacity as transferee of Los Peumos as set forth in the First Clause above, the amount of US$ 42,629 which corresponds to a total of 5% of the economic benefit which belongs to them per share sold of the Additional Package in accordance with the terms in Annex 5.2.9 of the Mandate. The interests accrued through the date of release shall be added to the released amounts in accordance with the terms of the Contract of Deposit and Mandate incorporated as Annex No. 2 of this Agreement; and

       (ii) The withholding of the remainder of the released amount after the success of the PTO, that is the sum of US$ 17,000,000, which amount will be maintained in escrow in accordance with the terms of the Stock Purchase. Said sum will be released in the time periods, amounts, terms and conditions indicated in Section 7 of the Stock Purchase. Said withheld amount and the balances of it which remain withheld through the later released will be denominated hereinafter as the "Escrow;" and

       (iii) The withholding of the remainder of the released amount after the success of the PTO, for the amount of US$ 1,058,000, which amount will be maintained in escrow in accordance with the terms of the Seventh Clause of the Stock Purchase. Said amount will be released in the time periods, amounts, terms and conditions determined for the Class E Claims of the Stock Purchase. Said withheld amount will be considered for purposes of this instrument as part of the Escrow, and thus, will be subject to the same treatment on the part of Banmerchant with respect to the destiny of the funds which they release on the part of the Escrow Agent.

5.6 Each time that a release of part of the Escrow occurs, Banmerchant shall concur directly before the Escrow Agent to collect and receive the released amount. When it deals with released done after the release indicated in Clause 5.5(i), Los Peumos will receive 95% of the released amount corresponding to the shares of the Additional Package and Charmat will receive 5% of said released amount.


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5.7    For purposed of the preceeding, Banmerchant, in its capacity as agent and in accordance with the termso of the Mandate shall concur with the Contracts of the Stock Purchase and of the Deposit and Mandate and must ensure that purusnat to the terms of said documents, it has the right to receive directly from the depositor which is designated for such purposes--hereinafter, the Escrow Agent--all the released funds which correspond to the Additional Package strictly in accordance with the terms of this instrument. For purpose of illustrating the release of the funds withheld in Escrow on the part of the Escrow Agent and the destiny of said funds on the part of Banmerchant, the parties add to this Agreement two charts with the detail of said releases and the destination of the funds as ANNEX 5.7, which, when signed by the Parties is understood as an integral part of this Agreement for all legal purposes.

A copy of the Agreement of the Deposit and Mandate executed between Redes Opticas S.A., Telmex Chile Holding S.A. and Deutsche Bank and of the Letter of Instructions of Redes Opticas S.A., Redes Opticas (Cayman) Corp., and Telmex Chile Holding S.A. to Sergio Urrejola Monckeberg, Miguel Luis Amunategui Monckeberg and Armando Alvarez Marin are attached to the present instrument as Annex No. 2, which when signed by the parties becomes an integral part of it for all legal purposes.

SIXTH:
------

Through this act, Redes, Los Peumos and Charmat entrust Banmerchant, in accordance with the terms of the Mandate and of this Agreement, to concur to the stock purchase of the Additional Package to Telmex Chile Holding S.A. (the "Buyer"), selling to this latter the shares of the Additional Package and delivering to it the shareholder certificate number 7.937, representative of the shares of the Additional Package and subscribing the contract of Deposit and Mandate with the Escrow Agent.

The stock purchase of the Additional Package will be effectuated jointly, and in the same act, with the sale of other shares of Redes and its affiliate Redes Opticas (Cayman) Corp. in Chilesat Corp. S.A. to the Buyer, and it will be executed on this same date and subsequent to the subscription of this instrument.

The sale of the Additional Package will be subject to the terms and conditions which are indicated in the Stock Purchase Contract included in Annex 1 of this instrument, and in no case will said terms and conditions be able to signify that the shares of the Additional Package experience an encumbrance or charge greater than the pro rata represented by them in the total of the shares to be sold as part of the Stock Purchase Contract and the PTO Promise on the part of Redes and its affiliate Redes Opticas (Cayman) Corp., and it will limit itself strictly to said terms and conditions to the expenses indicated in Clause 5.4 of this instrument.

As a consequence of the aforementioned, the sale of shares of the Additional Package is subject to the obligations of survival and indemnification indicated in the Seventh Clause of the Stock Purchase, but with the limitations indicated in Clause 5.4 of this instrument.


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In accordance with the terms of paragraph 5.4 above, the price for the shares which are the object of this Stock Purchase, including the part corresponding to the price of the shares of the Additional Package will be maintained in Escrow.

SEVENTH:
--------

Los Peumos and Charmat declare their knowledge and acceptance of the existence of an option of sale in favor of the Buyer for all or part of the shares at object in the Stock Purchase (hereinafter, the "Put"), which is contained in the text of the Promise of the Public Tender Offer of Shares. In conformity with the Put, the Buyer has the right to demand from Redes that it repurchase all or part of the shares which are the object of the Stock Purchase in accordance with the terms and conditions st forth in it.

In the event that the Buyer exercises the Put totally or partially, and that by said reason Redes becomes obligated to repurchase all or part of the shares which are the subject of the Stock Purchase, in this case Redes shall replace into the custody of Banmerchant the number of shares which are equivalent to 7.99/40 of the shares repurchased, at the latest, on November 1, 2004. These replaced shares in the custody of Banmerchant will continue to be bound completely by the terms of the Transaction and the Mandate.

EIGHTH:
-------

Present in this act, Banmerchant, through its representatives already individualized in the appearance, declares that it accepts in all its parts the instructions contained in this instrument, and it is obligated to concur with the Stock Purchase and the the Contract of Deposit and Mandate and to effectuate all the withholding, discounts and payments indicated in the Fifth and Sixth Clauses above, all strictly in conformity with that indicated in this Agreement and in the Mandate.

NINTH:
------

The undersigned give evidence that the terms of this mandate are accepted, and that this has been executed in compliance with the Transaction, such as with respect to the Mandate indicated in the First Clause above. Furthermore, both texts are understood to be fully in effect and binding in all parts of the relationships of the appearing parties with respect to the Additional Package, with only the modifications contained in the present Agreement.

TENTH:
------

Through this act, Redes Opticas S.A. and Redes Opticas (Cayman) Corp. are jointly obligated to maintain Los Peumos and Charmat indemnified from any damage, debt or loss that they may experience as a result of the application or compliance of the Promise of the PTO and/or the Stock Purchase, other than the expenses which they have agreed to assume in relation to the sale of the Additional Package in the terms which are indicated in this instrument.


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ELEVENTH:
---------

Any doubt or difficulty which may arise among the parties in relation with this present contract, or those agreement executed as a consequence of this agreement, or of its complementary or modifying documents, whether referred to its interpretation, compliance, validity, termination, or any other cause related to this contract, and of the agreement which follows and those related to the competency of the arbitrator, all will be resolved by an arbitrator against whose resolutions, no appeal may be obtained, which we expressly waive herein.

To comply with this obligation the parties designate Mr. Sergio Urrejola Monckeberg. In the event that he cannot or does not desire to accept the responsibility, or in the case of intervening incapacity or inability, the parties designate Mr. Arnaldo Gorziglia Balbi, and if he also is unable or does not desire to accept the responsibility, or in the case of intervening incapacity or inability, the parties designate Mr. Luis Morand Valdivieso.

CAPACITIES:
-----------

The capacity of Mr. Gerardo Varela Alfonso and Mr. Matias de Marchena Vicuna for Redes Opticas S.A. is attested to by public deed of February 26, 2002, executed in the Notary of Santiago of Ms. Antonieta Mendoza Escalas.

The capacity of Mr. Juan Eduardo Ibanez Walker and Mr. Francisco Ibanez Walker for Los Peumos S.A. is attested to by public deed of January 12, 1990, executed in the Notary of Santiago of Mr. Alvaro Bianchi Rosas.

The capacity of Mr. Eugenio Diaz Candia for Inmobiliaria Charmat S.A. is attested to by public deed of June 22, 1999, executed in the Notary of Santiago of Mr. Gonzalo de la Cuadra Fabres.

The capacity of Mr. Eugenio Diaz Candia and Mr. Pedro Luciano Magnet Ferrero for Banmerchant S.A. is attested to by public deed of December 15, 1997, executed in the Notary of Santiago of Mr. Gonzalo de la Cuadra Fabres.


/s/  Gerardo Varela Alfonso                 /s/ Matias de Marchena Vicuna
----------------------------------          ------------------------------------
     Gerardo Varela Alfonso                     Matias de Marchena Vicuna
                              p. REDES OPTICAS S.A.


/s/  Juan Eduardo Ibanez                    /s/  Francisco Ibanez Walker
----------------------------------          ------------------------------------
     Juan Eduardo Ibanez                         Francisco Ibanez Walker
                               p. LOS PEUMOS S.A.


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                       /s/     Eugenio Diaz Candia
                       ----------------------------------
                               Eugenio Diaz Candia
                          p. INMOBILIARIA CHARMAT S.A.


/s/  Eugenio Diaz Candia                    /s/ Pedro Luciano Magnet Ferrero
----------------------------------          ------------------------------------
     Eugenio Diaz Candia                        Pedro Luciano Magnet Ferrero
                               p. BANMERCHANT S.A.


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